Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-160338) on Form S-1 of General Finance Corporation of our report dated September 28, 2009, except for Note 14, as to which the date is December 16, 2009 on the consolidated financial statements of General Finance Corporation. As discussed in our report dated September 28, 2009, except for Note 14, as to which the date is December 16, 2009, General Finance Corporation retrospectively adopted FASB Accounting Standards Codification ("ASC") Topic 805, Business Combinations and Topic 810, Consolidation. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
January 11, 2010